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Exhibit 1

Company Press Release

The Cronos Group Announces New Reporting Standards and Common Stock To Be Traded Under Symbol "CRNS" - Nasdaq: CRNS -

NEW YORK -- (BUSINESS WIRE) -- March 11, 1999 -- The Cronos Group today announced that it is now complying with the reporting requirements applicable generally to U.S. public companies.

As a "foreign private issuer," Cronos was not in the past subject to the same reporting requirements that apply to U.S. public companies. Cronos expects to file its Annual Report for the year ended December 31, 1998 on Form 10-K rather than on Form 20-F and will be filing other periodic reports on Forms 10-Q and 8-K.

In addition, the common shares of The Cronos Group will be identified by the new trading symbol of "CRNS" on the Nasdaq Stock Exchange, effective at the opening of the market on Friday, March 12, 1999. The company's decision to change its trading symbol reflects the conversion to reporting under requirements applicable to U.S. public companies.

Cronos is one of the five largest lessors of intermodal containers, owning and managing a fleet of over 360,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers, is leased to a customer base of approximately 475 ocean carriers and transport operators around the world. With its business relationships around the world, Cronos uses sophisticated information systems to service the container lease market. Cronos' container fleet is well diversified geographically.

Safe Harbor Statement

This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the company's container lease operations and the company's ability to provide innovative and cost effective solutions.

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Contact:

        The Cronos Group
        Investor Relations
        Elinor Wexler, 415/677-8990
        ir@cronos.com
        http://www.cronos.com